Exhibit 99.1



[GRAPHIC OMITTED]RADVISION

PRESS RELEASE


Corporate Contacts:                                 Investor Relations:

David Seligman            Peter Benedict            June Filingeri
Chief Financial Officer   Dir. Marketing and        Comm-Partners LLC
RADVISION                 Investor Relations        Tel: 203-972-0186
Tel: 201.689-6333         RADVISION                 junefil@optonline.net
cfo@radvision.com         Tel: 201.689-6311
                          pr@radvision.com



                  RADVISION REPORTS EPS OF $0.08 ON REVENUES OF
                  $13.7 MILLION FOR THE FOURTH QUARTER OF 2002

 - Company Also Achieves Strong Growth, Operating Profitability for Full Year -



Glen Rock, New Jersey, January 29, 2003 -- RADVISION (NASDAQ: RVSN) today announced that fourth quarter 2002 networking business unit revenues rose 37%, driving total revenue growth by 28% over the fourth quarter last year. As a result, the company reported a second consecutive quarter of operating profitability and achieved EPS of $0.08, a seven-fold increase over the fourth quarter of 2001.

Revenues for the fourth quarter were $13.7 million and consisted of $10.4 million in Networking Business Unit (NBU) revenues and $3.3 million in Technology Business Unit (TBU) revenues. This compares to total revenues of $10.7 million in the 2001 fourth quarter and $12.2 million in the third quarter of 2002. Operating profit for the quarter was $948,000 compared to an operating loss of $642,000 in the same period last year and operating profit of $15,000 in the prior quarter. Net income for the fourth quarter of 2002 was $1.5 million, or $0.08 per diluted share compared to net income of $224,000, or $0.01 per diluted share for the 2001 fourth quarter, and net income of $650,000, or $0.03 per diluted share in the 2002 third quarter.


                                    - more -

Gadi Tamari, Chief Executive Officer of RADVISION, commented: "This was our seventh consecutive quarter of meeting or exceeding our financial targets. The strong fourth quarter results are the direct result of our global market penetration, the contribution of successful deals in key markets, both vertical and geographic, and important product introductions that enable video conferencing and video telephony over any protocol to any endpoint. It also reflects our disciplined control of operating costs."

For the year ended December 31, 2002, revenues were $49.1 million compared with $46.2 million for 2001. NBU contributed $36.3 million and TBU contributed $12.8 million to the full year 2002 revenues compared with $29.7 million and $16.5 million, respectively, in full year 2001. Operating profit for the twelve months was $89,000, compared with an operating loss of $3.2 million in the same period in 2001, excluding a one-time charge of $3.0 million. Net income for 2002 was $2.8 million or $0.15 per diluted share, compared with net income of $1.4 million or $0.07 per diluted share, excluding the one-time charge, in 2001.

The company ended the quarter with approximately $88.4 million in cash and liquid investments, an increase of $1.5 million over the prior quarter, and equivalent to $4.85 per basic share. The increase reflects operating cash flow of $1.5 million and the addition of $276,000 due to the exercise of options, offset by $286,000 of capital expenditures.

Mr. Tamari continued: "We delivered on our commitments in 2002, both financial and strategic, and now have a powerful platform for achieving further growth in the coming year. We expect revenues to rise 15% for the year and reach more than $56 million, and EPS to approximate $0.21, representing a 64% increase. For the first quarter of 2003, we now expect revenues of $12.8 million and EPS of approximately $0.03. We expect to maintain operating profitability in the first quarter and show continuing sequential improvement for the balance of the year. In 2003, we want to be measured by our ability to attain those results."

The Company noted that for the first quarter of 2002, revenues were $11.6 million and EPS was $0.01.


                                    - more -

Mr. Tamari concluded, "Our plan is to move quickly to further penetrate the service provider and enterprise markets and we expect to announce two important deals in the 3G mobile market this quarter. We also are deepening our relationship with our channel and other partners to expand our shared markets and the applications of video over IP. Our market is undergoing an exciting and rapid evolution, and our technology leadership will continue to make us a major player in that process."

4Q02 Earnings Conference Call/Webcast

RADVISION will hold a conference call to discuss its fourth quarter results and 2003 outlook today, Wednesday, January 29, 2003 at 9:00 a.m. (EST). To access the conference call, please dial 1-888-396-9923 (International dialers can call 712-257-2476) by 8:45 a.m. The passcode "RADVISION" will be required to access the live conference call. A live webcast of the conference call will also be available in the investor relations section of the company's website at www.radvision.com.

A PowerPoint presentation highlighting key financial metrics as well as the quarterly estimates for 2003 will be available in the Investor Relations section of the company's website, www.radvision.com. The presentation will be available beginning at 8:00 a.m. (EST) on January 29th and remain on the site through the first quarter 2003. A replay of the call will be available beginning approximately one hour after the conclusion of the call through 12:00 midnight
(EST) on February 5, 2003. To access the replay, please dial 1-888-335-7275 (International dialers can call 402-998-1257), reservation #4597473.

About RADVISION

RADVISION (Nasdaq: RVSN) is the industry's leading provider of high quality, scalable and easy-to-use products and technologies for videoconferencing, video telephony, and the development of converged voice, video and data over IP and 3G networks. RADVISION has two distinct business units. RADVISION's Networking Business Unit (NBU) offers one of the broadest and most complete set of videoconferencing network solutions for IP- and ISDN-based networks, supporting all end points in the industry. The company also provide businesses and service providers with integrated solutions that deliver converged IP-based video telephony applications to employee computer desktops and residential broadband homes worldwide. The Company's Technology Business Unit (TBU) provides protocol development tools and platforms, enabling equipment vendors and service providers to develop and deploy new converged networks, services, and technologies. For more information please visit our website at www.radvision.com.

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in demand for products, the timing and amount or cancellation of orders and other risks detailed from time to time in RADVISION's filings with the Securities Exchange Commission, including RADVISION's Form 10-K Annual Report. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.



                                - tables follow -

                                 RADVISION LTD.
                        Consolidated Statements of Income
          (U.S. Dollars in thousands, except share and per share data)

                                                   Three Months Ended                 Twelve Months Ended
                                                       December 31,                       December 31,
                                                  2002             2001              2002             2001
                                                  ----             ----              ----             ----
                                              (Unaudited)      (Unaudited)       (Unaudited)        (Audited)

Revenues                                          $13,673          $10,694            $49,095          $46,227
Cost of Revenues                                    3,202            2,298             10,946           10,362
                                             -------------    -------------    ---------------   --------------
Gross Profit                                       10,471            8,396             38,149           35,865

Operating expenses:
Research and Development                            3,612            4,294             15,338           17,933
Marketing and Selling                               4,926            3,840             18,624           16,735
General and Administration                            985              904              4,098            4,438
One Time Charge                                       ---                                 ---            3,023
                                             -------------    -------------    ---------------   --------------
Operating Income (Loss)                               948             (642)                89           (6,264)

Financial Income, Net                                 594              866              2,667            4,651
                                             -------------    -------------    ---------------   --------------
Net Income/(Loss)                                   1,542             $224              2,756          ($1,613)
                                             =============    =============    ===============   ==============

Basic Earnings (Loss) per Share                     $0.08            $0.01              $0.15           ($0.09)
                                                    =====            =====              =====            =====
Weighted Average Number of Shares
Outstanding During the Period - Basic          18,218,850       19,020,592         18,353,052       18,943,014

Diluted Earnings (Loss) per Share                   $0.08            $0.01              $0.15           ($0.09)
                                                    =====            =====              =====            =====
Weighted Average Number of Shares
Outstanding During the Period - Diluted        18,875,238       21,169,201         18,983,330       18,943,014



                                              -- more --

                                 RADVISION LTD.
                           Consolidated Balance Sheet
                           (U.S. Dollars in thousands)

                                           December 31,         December 31,
                                              2002                 2001
                                           (Unaudited)           (Audited)
Assets
Cash and Liquid Investments                $88,359                $85,828
Trade Receivables, Net                       9,505                  5,078
Other Receivables                            2,835                  1,259
Inventories                                    996                  1,884
                                         ----------             ----------
Current Assets including
Long Term Liquid Investments               101,695                 94,049

Severance Pay Fund                           1,641                  1,200
                                         ----------             ----------
Property and Equipment
Cost                                        11,179                  9,920
Less Accumulated Depreciation                7,844                  5,402
                                         ----------             ----------
                                             3,335                  4,518

Total Assets                              $106,671                $99,767
                                         ==========             ==========


Liabilities and Equity
Short Term Debt                              $ ---                    $19
Trade Payable                                3,347                    765
Other Payables & Accrued Expenses           15,248                 13,562
                                         ----------             ----------
Current Liabilities                         18,595                 14,346

Accrued Severance Pay                        3,061                  1,872
                                         ----------             ----------
Total Liabilities                           21,656                 16,218

Shareholders' Equity
Share Capital                                  187                    182
Additional Paid in Capital                 104,586                104,209
Treasury Stock                             (11,757)                (9,903)
Deferred Compensation                         (117)                  (299)
Accumulated Deficit                         (7,884)               (10,640)
                                         ----------             ----------
Total Shareholders' Equity                  85,015                 83,549

Total Liabilities and
Shareholders' Equity                      $106,671                $99,767
                                         ==========             ==========


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